Exhibit 99.1

Shurgard Reviews 2003 Operating Results and 2004 Business Outlook

    SEATTLE--(BUSINESS WIRE)--May 24, 2004--Shurgard Storage Centers, Inc. (NYSE:SHU) a leading self-storage real estate investment trust
(REIT) in the United States and Europe, today provided a review of 2003 operating results and 2004 business outlook.

    Same Store Occupancy and Rates Improve

    "We indicated in our 2003 Form 10-K filed last week that we saw encouraging signs in our business with Same Store occupancy and rates modestly improving in the fourth quarter of last year. While we have not finalized our 2004 Form 10-Q for the first quarter we can report that, for the quarter Same Store occupancy and rates continued to improve. Same Store average occupancy increased 2.1% from 80.9% in the first quarter 2003 to 83.0% in the first quarter 2004. This improvement marks the fifth quarter in a row that we have seen quarter over quarter occupancy gains in our Same Store portfolio. This 210 basis point increase that we experienced in the first quarter of 2004 is our largest quarter over quarter growth in occupancy during the past five quarters. The occupancy trends are particularly encouraging because of the improvement in our realized rental rates for the second quarter in a row. Our Same Store average rental rates for the first quarter of 2004 increased from $11.23 per square foot in 2003 to $11.36 per square foot in 2004. While we are pleased to see this continued improvement for the first quarter of 2004, we remain cautious about calling two quarters of improved rates and occupancies in our Same Store performance a return to historical norms," said Charles K. Barbo, Shurgard's Chairman and Chief Executive Officer. Mr. Barbo also noted "The improving rate posture should enhance the operating performance of the new investments in new storage centers both in the U.S. and Europe that we have added to our balance sheet over the past several years."

    2004 Business Outlook and Financial Reporting

    Shurgard is working with its independent registered public accounting firm to complete its first quarter 2004 interim financial statement review. The Company has passed the extended deadline for filing its Form 10-Q for the first quarter 2004 with the Securities and Exchange Commission.
    According to Dave Grant, Shurgard President, Chief Operating Officer, and Interim Chief Financial Officer, "Our accounting team and the independent registered public accounting firm auditors are now moving expeditiously to complete the first quarter 2004 Form 10-Q, after finishing an extensive three-year audit. Also, the first quarter 2004 Form 10-Q will reflect Shurgard Europe (including First Shurgard) on a consolidated basis for the first time. For these reasons, we don't want to speculate as to the precise filing date for the first quarter 2004 Form 10-Q. Until we are able to file our first quarter release we do not anticipate releasing any additional detailed financial data with respect to current operating results. However, once our first quarter 2004 Form 10-Q is filed we expect to be able to return to a normal reporting schedule, including our quarterly call with the investment community, for the second quarter and the remainder of the year."
    From an operating perspective the Company anticipates that 2004 domestic G&A spending will increase at a faster rate than historically as a result of new executive hires to help manage the growth experienced over the past several years, the cost associated with complying with the new requirements of Sarbanes Oxley as well as recurring accounting and auditing fees. As previously disclosed the Company will recognize a non-recurring charge of $2.2 million in the first quarter of 2004 related to exiting the containerized storage business. Now that approximately twenty-five percent of the Company's balance sheet represents self storage properties in lease up, both domestically and in Europe, quarter over quarter earnings will be more difficult to forecast as these development properties go through lease up as well as the timing of when new stores are opened. We expect that the Company's earnings and funds from operations will be most negatively impacted by development properties and new store openings during the first part of the year. Finally, the Company does not expect to utilize any of its deferred tax assets in 2004 related to its Taxable REIT subsidiary or Shurgard Europe.

    2003 Financial Data

    The Company previously announced that it had filed complete audited financial statements in its Form 10-K for the year ended
December 31, 2003 with the Securities and Exchange Commission on May
17, 2004.

    Operating Results for the Fourth Quarter 2003

    Domestic Same Store operating results

    Same Store real estate revenue for the fourth quarter 2003 increased 2.1% over fourth quarter 2002. Same Store average collected rental rates increased 1.2%, from $ 11.75 per square foot in the fourth quarter 2002 to $11.89 per square foot in the fourth quarter 2003. Same Store occupancy for the fourth quarter 2003 increased 1 percentage point to 85%, up from 84% during the fourth quarter 2002.

    European Same Store operating results

    Shurgard Self Storage SCA, the entity that develops, operates, and owns Shurgard storage centers in Europe, reported that European Same Store revenue increased 2.4% in the fourth quarter 2003 over the fourth quarter 2002. Same Store rental revenue increases were a result of a 3.5% increase in occupancy and a 1.4% increase in realized rental rates. European operating results have been translated at constant exchange rates.

    Operating Results for the Year Ended December 31, 2003

    Domestic Same Store operating results

    Same Store NOI for 2003 was $173.0 million, a 1.1% increase from the $171.2 million recorded during 2002. Same Store revenue for 2003 increased 1.8% over 2002. Same Store direct operating and real estate tax expense increased 3.3%. Average Same Store rental rates decreased 0.1% from $11.88 in 2002 to $11.87 during 2003. Same Store occupancy increased 1 percentage point from 83% to 84% during the year-over-year twelve-month comparison period.

    European Same Store operating results

    European Same Store revenue increased 5.8% during the full year 2003 compared with the full year 2002. The Same Store revenue increases were a result of a 2.7% increase in occupancy and a 3.3% increase in realized rental rates. Same Store direct operating and real estate tax expense increased 6.1% during 2003 compared to 2002. Same Store NOI increased 5.7% for the year ended December 31, 2003 compared to the year ended December 31, 2002. European operating results have been translated at constant exchange rates.

    Portfolio Management

    As of December 31, 2003, Shurgard operated a global network of 617 operating properties. The total includes 495 owned, leased, or managed properties in operation in the United States and 122 in Europe. During 2003, the Company opened or acquired 60 new stores, 34 of which were in the United States and 26 in Europe.

    Domestic portfolio

    During the fourth quarter 2003, the Company opened three new storage centers and acquired one storage center containing approximately 234,000 square feet in the United States. The stores are located in California, South Carolina and Michigan. The total cost to complete these stores is expected to be approximately $18.2 million when all phases of construction are complete. At the end of the fourth quarter, the Company also had seven stores under construction and two sites purchased pending construction.
    During 2003, the Company opened 14 total new stores, acquired 20 stores, and sold two stores and one parcel of excess land. The total investment in new store development for stores opened in 2003 is expected to be $72.5 million when all phases of construction are complete, for 842,000 square feet of new space. The total investment in acquisitions in 2003 was $95.7 million for 1.4 million square feet. The Company sold 91,000 square feet of space in two stores during 2003 for $4.3 million and 5.2 acres of land for $1.2 million.

    European portfolio

    In Europe, Shurgard opened 16 new stores during the fourth quarter 2003: five each in France and the Netherlands, two each in Germany and the United Kingdom and one each in Sweden and Belgium. The 16 stores contain a total of approximately 801,000 square feet and the estimated total cost at completion is $104.4 million. At the end of the fourth quarter 2003, Shurgard Europe and First Shurgard had four stores under construction: one each in the United Kingdom and Denmark and two in France.
    During 2003, Shurgard Europe and First Shurgard opened 26 total new stores. The total investment in new store development for stores opened in 2003 is expected to be $176.4 million when all phases of construction are complete, for 1.3 million square feet of new space.
    Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of 617 operating storage centers located throughout the United States and in Europe.

    Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy, including statements regarding the expected earnings of the Company's and projected revenues and expenses for the year 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that implementation of the business plan will not be successful and that the Company's earnings, expenses or revenues may be affected by other factors, such as the risk that changes in economic conditions in the markets in which we operate, and/or competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy and rates to drop, or may cause delays in rent up of newly developed properties, the risk that new developments could be delayed or impacted by zoning and permitting requirements outside of our control, increased competition for desirable sites, construction delays, the risk that we may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses, the risk that tax law changes may change the taxability of future income, the risk that our alternatives for funding our business plan may be impaired by the economic uncertainty due to the impact of war or terrorism; and the risk that our interest in Shurgard Europe may be adversely affected if that entity is unable to complete formation and funding of its contemplated development joint ventures, the risk that the Company may be delayed in filing its required quarterly filings with the SEC. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004 .

    We believe net operating income (NOI) is a meaningful disclosure as a supplement to net income because we rely on NOI for purposes of making decisions with respect to resource allocations, current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is defined as Storage center operations revenues less direct operating and real estate tax expense for each of our properties. The reconciliation of Same Store and New Store NOI to net income presented in this release can be found in Note V to our Consolidated Financial Statements in Shurgard's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004

    INDEX of TABLES TO FOLLOW:

    1. Consolidated Balance Sheet as of December 31, 2003

    2. Consolidated Statements of Net Income for the Years Ended
       December 31, 2003 and 2002

    3. Summary of Operating Self Storage Properties

    4. Summary of European Properties


Table 1:  SHURGARD STORAGE CENTERS, INC.
BALANCE SHEET
Consolidated Balance Sheets
(Amounts in thousands except share data)



                                            December 31, December 31,
                                                2003         2002
                                                        (as restated)
                                                              (1)
                                            ----------- --------------
ASSETS:
Storage centers:
 Land                                       $  376,832     $  338,379
 Buildings and equipment, net                1,203,799      1,115,823
 Construction in progress                       38,867         46,679
                                             ----------     ----------
     Total storage centers                   1,619,498      1,500,881
                                             ----------     ----------
Investment in Shurgard Europe                  319,267              -
Cash and cash equivalents                       11,670         12,968
Restricted cash                                  1,585          1,230
Notes receivable affiliate                      56,543         49,453
Goodwill                                        24,206         24,697
Other assets                                    34,322         31,098
                                             ----------     ----------
    Total assets                            $2,067,091     $1,620,327
                                             ==========     ==========
LIABILITIES & SHAREHOLDERS' EQUITY:
Accounts payable and other liabilities      $   76,862     $   66,484
Lines of credit                                263,220        267,639
Notes payable                                  711,026        511,312
Participation rights liability, net of
 discount of $4,053 and $2,370, respectively    40,623         47,472
     Total liabilities                       1,091,731        892,907
                                             ----------     ----------

Minority interest                               20,940         20,164

Commitments and contingencies

Shareholders' equity:
   Series C Cumulative Redeemable Preferred
    Stock; $0.001 par value: 2,000,000 shares
    authorized; 2,000,000 shares issued and
    outstanding; liquidation preference of
    $50,000,000                                 48,115         48,115
   Series D Cumulative Redeemable Preferred
    Stock; $0.001 par value: 3,450,000 shares
    authorized; 3,450,000 shares issued and
    outstanding; liquidation preference of
    $86,250,000                                 83,068         83,068
   Class A Common Stock, $0.001 par value;
    120,000,000 authorized; 45,747,751 and
    35,934,249 shares issued and outstanding,
    respectively                                    46             36
Additional paid-in capital                   1,100,949        804,582
Accumulated net income less distributions     (287,516)      (225,811)
Accumulated other comprehensive income
 (loss)                                          9,758         (2,734)
                                             ----------     ----------
Total shareholders' equity                     954,420        707,256
                                             ----------     ----------
Total liabilities and shareholders' equity  $2,067,091     $1,620,327
                                             ==========     ==========


(1) 2002 financial data has been restated. See the Company's 2003 Form 10-K filed with the Securities and Exchange Commission (SEC) on May 17, 2004.



Table 2:  SHURGARD STORAGE CENTERS, INC.
YEAR TO DATE OPERATING RESULTS
Consolidated Statements of Income for year ended
     December 31, 2003 and 2002
(Amounts in thousands except per share data)



                                                For the year ended
                                                    December 31,
                                              ------------------------
                                                 2003        2002
                                                        (as restated)
                                                             (1)
                                              --------- -------------
Revenue
 Storage center operations                    $ 297,034    $  267,855
 Other                                            5,280         4,962
                                               ---------    ----------
   Total revenue                                302,314       272,817
                                               ---------    ----------
Expenses
 Operating                                      100,216        84,731
 Depreciation and amortization                   56,380        51,250
 Real estate taxes                               28,089        25,663
 Impairment of long-lived assets and goodwill    12,671         1,626
 General, administrative and other               18,013         9,881
                                               ---------    ----------
     Total expenses                             215,369       173,151
                                               ---------    ----------
Income from storage center operations            86,945        99,666
                                               ---------    ----------
Other Income (Expense)
 Equity in losses of other
  real estate investments, net                   (3,099)       (1,178)
 Interest:
 Interest on loans                              (51,182)      (40,051)
 Amortization of participation rights discount    5,529        (4,824)
 Unrealized loss on financial instruments        (2,194)      (10,999)
 Interest income and other, net                   4,456         6,311
                                               ---------    ----------
   Other expense, net                           (46,490)      (50,741)
                                               ---------    ----------
 Minority interest                               (1,206)         (866)
                                               ---------    ----------
 Income before income taxes                      39,249        48,059
 Income tax expense                              (1,611)            -
                                               ---------    ----------
  Net Income                                     37,638        48,059

Net Income Allocation
 Preferred stock dividends and redemption
  costs                                         (11,896)      (16,639)
                                               ---------    ----------
 Net income available to common shareholders  $  25,742    $   31,420
                                               =========    ==========

Net Income per Common Share
Basic earnings per share                      $    0.64    $     0.91
                                               =========    ==========

Diluted earnings per share                    $    0.62    $     0.90
                                               =========    ==========

Distributions per common share                $    2.15    $     2.11
                                               =========    ==========


(1) 2002 financial data has been restated. See the Company's 2003 Form 10-K filed with the Securities and Exchange Commission (SEC) on May 17, 2004.



Table 3:  SHURGARD STORAGE CENTERS, INC.
Summary of Operating Self Storage Properties




                             Domestic                European
                      ------------------------ -----------------------
                      Number of Net Rentable Number of Net Rentable Properties Square Feet Properties Square Feet
                      ---------- ------------- ---------- ------------

100% owned or leased        355    23,124,000
Partially owned or
 leased, consolidated (1)   114     7,795,000
Partially owned or
 leased, unconsolidated       -             -        122    6,671,000
Fee managed                  26     1,523,000          -            -
                      ---------- ------------- ---------- ------------
                            495    32,442,000        122    6,671,000
                      ========== ============= ========== ============




                                Total
                         -----------------------
                         Number of  Net Rentable
                         Properties Square Feet
                         ---------- ------------

100% owned or leased           355   23,124,000
Partially owned or
 leased, consolidated (1)      114    7,795,000
Partially owned or
 leased, unconsolidated        122    6,671,000
Fee managed                     26    1,523,000
                         ---------- ------------
                               617   39,113,000
                         ========== ============


(1) Includes 21 properties developed under a development financing joint venture



Table 4: SHURGARD STORAGE CENTERS, INC
Summary of European Properties



                                  Shurgard Europe
                  ------------------------------------------------
                   Number of Open  Total Net Rentable  Estimated Total
                      Properties      Sq. Ft. (1)         Cost (2)
                  ----------------------------------------------------
(dollars in
 millions)
Country:
Belgium                     18          1,052,000           $80.5
France                      24          1,294,000           139.0
Netherlands                 23          1,247,000           127.1
Sweden                      20          1,143,000           113.9
Denmark                      4            215,000            27.5
Germany                      -                  -               -
United Kingdom              12            635,000           118.6
                  -------------    ---------------     -----------
                           101          5,586,000          $606.6
                  =============    ===============     ===========


                                     First Shurgard
                  ----------------------------------------------------
                  Number of Open  Total Net  Rentable  Estimated Total
                     Properties        Sq. Ft. (1)         Cost (2)
                  ----------------------------------------------------
(dollars in
 millions)
Country:
Belgium                    -                    -                  $-
France                     6              318,000                36.3
Netherlands                6              301,000                36.9
Sweden                     2               94,000                12.1
Denmark                    1               51,000                 7.7
Germany                    5              268,000                34.8
United Kingdom             1               53,000                11.1
                  -----------     ----------------     ---------------
                          21            1,085,000              $138.9
                  ===========     ================     ===============


(1) Total net rentable square feet and estimated total cost when all phases are complete.

(2) The actual completed cost of these projects are reported in U.S. dollars translated at December 31, 2003 exchange rate of $1.26 to the Euro.



    CONTACT: Shurgard Storage Centers, Inc.
             Investor and Analyst Contact:
             Jeffrey Scott Szorik or Harrell Beck, 206-652-3702
              or
             Broadgate Consultants, Inc.
             Media Contact
             Alan Oshiki, 212-232-2220 or 917-859-7739